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                                                                   EXHIBIT 23(c)

                        CONSENT OF INDEPENDENT AUDITORS

         We consent to the incorporation by reference in the registration statement to be filed on Form S-8 by Renal Care Group, Inc. of our report dated February 6, 1998, with respect to the combined balance sheets of STAT Dialysis Corporation and STAT Management Corporation and their related health care entities as of December 31, 1996 and 1995, and the related combined statements of income, changes in shareholders' equity and partners' capital, and cash flows for the years then ended, which report appears in the Form 8-K/A of Renal Care Group, Inc. dated February 20, 1998.

                                                 KPMG LLP

Houston, Texas
March 12, 1999